UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MIDWESTONE FINANCIAL GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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102 South Clinton St.
Iowa City, Iowa 52240
(319) 356-5800
March 11, 2016

Dear Shareholder:
On behalf of the board of directors and management of MidWestOne Financial Group, Inc., we cordially invite you to attend the annual meeting of shareholders of MidWestOne Financial Group, Inc. to be held at 2:00 p.m. on April 21, 2016, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240.
The accompanying Notice of Annual Meeting of Shareholders and proxy statement discuss the business to be conducted at the meeting. We also have enclosed a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, for your review, as well as a letter to shareholders providing a summary of our 2015 results. At the meeting, we will review our performance in 2015 and update you on how we are dealing with the current economic environment and our strategic plan as we move forward.
Our Nominating and Corporate Governance Committee has nominated four persons to serve as directors, all of whom are incumbent directors, except R. Scott Zaiser, who was a director of MidWestOne Financial until he resigned in May 2015 in connection with the restructuring of the board due to the merger with Central Bancshares, Inc. We have also included a non-binding, advisory proposal to approve the compensation of our named executive officers, or “say-on-pay” proposal. Finally, our Audit Committee has selected, and we recommend that you ratify the selection of, RSM US LLP to act as our independent registered public accounting firm for the year ending December 31, 2016. We recommend that you vote your shares for each of the four director nominees, in favor of the compensation arrangements of our named executive officers, and in favor of the ratification of our independent registered public accounting firm.
We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. This will assure that your shares are represented at the meeting. We look forward to seeing you at the meeting.

Very truly yours,

John M. Morrison
Chairman of the Board

102 South Clinton St.
Iowa City, Iowa 52240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2016

To Our Shareholders:
The annual meeting of the shareholders of MidWestOne Financial Group, Inc. will be held at 2:00 p.m. on April 21, 2016, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240, for the following purposes:

1.	to elect four members of the board of directors;

2.	to approve, in a non-binding, advisory proposal, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a “say-on-pay” proposal;

3.	to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on March 1, 2016, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 21, 2016.
Our proxy statement for the annual meeting of shareholders to be held on April 21, 2016, other proxy materials, and our Annual Report on Form 10-K for the year ended December 31, 2015 are available at http://ir.midwestone.com/docs.aspx?iid=1021746.

By Order of the Board of Directors

John M. Morrison
Chairman of the Board

Iowa City, Iowa
March 11, 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND, IF YOU DO, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

MIDWESTONE FINANCIAL GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2016

This proxy statement and the accompanying proxy card are being furnished to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting of shareholders to be held at 2:00 p.m. on April 21, 2016, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240, or at any adjournments or postponements of the meeting. This proxy statement, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, which we have filed with the Securities and Exchange Commission (the “SEC”), is first being mailed to our shareholders on or about March 11, 2016.

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “MidWestOne Financial,” “the Company,” “we,” “our,” and “us” all refer to MidWestOne Financial Group, Inc. and its consolidated subsidiaries. The term “MidWestOne Bank” and “the Bank” refer to the Company’s wholly-owned banking subsidiary, MidWestOne Bank, Iowa City, Iowa. The term “Central Bank” refers to the Company’s wholly-owned banking subsidiary, Central Bank, Golden Valley, Minnesota. We anticipate that Central Bank will merge with and into the Bank early in the second quarter of 2016.
Q:    What is a proxy?

A:
A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxy is being solicited by our board of directors.

Q:    What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the SEC that, among other things, explains the items on which you are asked to vote on the proxy card.
Q:    Why am I receiving this proxy statement and the accompanying proxy card?

A:
You are receiving this proxy statement and the accompanying proxy card from us because on March 1, 2016, the record date for the annual meeting, you owned shares of MidWestOne Financial common stock. This proxy statement describes the matters that will be presented for consideration by our shareholders at the annual meeting to be held on April 21, 2016. It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change and you are unable to attend in person.
If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.
Q:    What matters will be voted on at the meeting?

A:
You are being asked to vote on: (i) the election of four members of our board of directors for a term expiring in 2019; (ii) a non-binding, advisory proposal to approve the compensation of our named executive officers (referred to as a “say-

on-pay” proposal); and (iii) the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2016 fiscal year. These matters are more fully described in this proxy statement.
Q:    How do I vote?

A:
After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the annual meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the annual meeting, please submit your proxy card promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this proxy statement, “for” the say-on-pay proposal, and “for” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2016 fiscal year.
If you are a beneficial owner and a broker or other fiduciary is the record holder (which is usually referred to as “street name” ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.
Q:    If I hold shares in the name of a broker, who votes my shares?

A:
Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on non-routine matters unless they have received such voting instructions. The ratification of the appointment of an issuer's independent registered public accounting firm is considered to be a routine matter; the election of directors and say-on-pay proposal are considered to be non-routine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, but generally will not be permitted to vote on either of the other matters described in this proxy statement.

We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.
Q:     How will my shares of common stock held in the employee stock ownership plan be voted?

A:
We maintain an employee stock ownership plan ("ESOP") that owns 267,111 or 2.3% of the current outstanding shares of our common stock. Employees of the Company, the Bank, and Central Bank participate in the ESOP. As of the record date, 267,111 shares have been allocated to ESOP participants. Each ESOP participant has the right to instruct the trustee of the plan how to vote the shares of our common stock allocated to his or her account under the ESOP. If an ESOP participant properly executes the voting instruction card, the ESOP trustee will vote the participant's shares in accordance with the participant's instructions. Shares of our common stock held in the ESOP, but not allocated to any participant's account, and allocated shares for which no voting instructions are received from participants, will be voted by the trustee in proportion to the results of the votes cast on the issue by the participants and beneficiaries.

Q:    What does it mean if I receive more than one proxy card?

A:
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, by mail;

•	timely submitting another proxy via the telephone or Internet, if that is the method that you originally used to submit your proxy;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.
All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.
Q:    How many votes do we need to hold the annual meeting?

A:
A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On March 1, 2016, the record date, there were 11,425,035 shares of common stock issued and outstanding. Therefore, at least 5,712,518 shares need to be present, in person or by proxy, at the annual meeting.
Q:    What happens if a nominee is unable to stand for re-election?

A:
The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

Q:	What options do I have in voting on each of the proposals?

A:
Except with respect to the election of directors, you may vote “for,” “against” or “abstain” on each proposal properly brought before the meeting. In the election of directors you may vote “for” or “withhold authority to vote for” each nominee.

Q:    How many votes may I cast?

A:
Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

Q:    How many votes are needed for each proposal?

A:
Except with respect to the election of directors, a majority of the votes cast at the meeting will approve each matter that arises at the annual meeting. Directors will be elected by a plurality, and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of MidWestOne Financial. Please note, however, that because the say-on-pay vote is advisory, the outcome of such vote will not be binding on the board of directors or the Compensation Committee.

Also, please remember that the election of directors and the say-on-pay proposal are both considered to be non-routine matters. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether or not a quorum is present. Accordingly, so long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the annual meeting.
Q:    Where do I find the voting results of the meeting?

A:	If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we expect to file within four business days after the meeting.
Q:    Who bears the cost of soliciting proxies?

A:
We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1:
ELECTION OF DIRECTORS
MidWestOne Financial’s board of directors is divided into three classes. At the annual meeting to be held on April 21, 2016, you will be entitled to elect four directors for terms expiring in three years, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.
The Nominating and Corporate Governance Committee of our board of directors has nominated four persons for election at this annual meeting, all of whom are incumbent directors, except R. Scott Zaiser, who was a director of MidWestOne Financial until he resigned in May 2015 in connection with the restructuring of the board due to the merger with Central Bancshares, Inc. (“Central”). These nominations were further approved by the full board. We did not receive any shareholder nominations for director for the 2016 annual meeting. Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director, position with MidWestOne Financial, qualifications to serve on the board and business experience. Unless otherwise specified, each position currently held by a nominee or director has been held for at least five years. The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2019.
Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the board of directors.

The board of directors recommends that you vote your shares “for” each of the nominees for director.

INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND NAMED EXECUTIVE OFFICERS
All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, appointees, directors or executive officers and any other person pursuant to which any of our nominees, appointees, directors or executive officers have been selected for their respective positions, except as described under “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control-Employment Agreements and Change of Control Agreements” and “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS-Merger-Related Agreements.” No nominee, appointee, member of the board of directors or executive officer is related to any other nominee, appointee, member of the board of directors or executive officer. No nominee, appointee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) or of any investment company within the past five years.
The Company’s Amended and Restated Bylaws, which became effective upon consumation of the merger with Central in May 2015 (the “Merger”), provide that Mr. Albert will not stand for reelection at the 2016 annual meeting and that the total number of directors constituting the entire board shall be reduced by one. As a result, Mr. Albert is not a nominee for election to the board, and the board has authorized the decrease in the number of directors constituting the full board from thirteen to twelve effective at the 2016 annual meeting.
Pursuant to the Bank’s director retirement policy, Mr. Robert J. Latham will be retiring from the Bank’s board of directors effective on the date of the annual meeting. In conjunction with his retirement from the Bank’s board, and pursuant to the Company’s director retirement policy, Mr. Latham, whose term of service as a director on the Company’s board of directors expires in 2016, has informed the board that he will also be retiring from service as a director of the Company, and therefore will not be standing for reelection at the 2016 annual meeting. Mr. Latham informed the board that he made his retirement decision voluntarily, and that his decision was not due to any disagreement with the Company. In conjunction with Mr. Latham’s departure, a former director, R. Scott Zaiser, has been nominated to fill the vacant seat created by Mr. Latham’s retirement.

NOMINEES

Term Expiring 2019

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Tracy S. McCormick	2011	Director of MidWestOne Financial and the Bank
	Kevin W. Monson	2005	Vice Chairman of MidWestOne Financial; Chairman of the Bank
	Richard J. Schwab	2013	Director of MidWestOne Financial and the Bank
	R. Scott Zaiser	2008(1)	Director of MidWestOne Bank

(1)
Mr. Zaiser became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne Financial since 2006. He resigned in May 2015 as part of the restructuring of the board in conjunction with the Central Merger.

Tracy S. McCormick. Ms. McCormick, 55, is a retired Vice President in investment banking for J.P. Morgan & Co., Incorporated. Ms. McCormick is the daughter of our former Chairman and current Director Emeritus, W. Richard Summerwill, and became a director of the Company in 2011 following his retirement from the board. She became a director of the Bank upon the completion of our Merger with Central in May 2015. Ms. McCormick was educated at the University of Michigan and the London School of Economics and Political Science. We consider Ms. McCormick to be a qualified candidate for service on the board, the Audit Committee and the Compensation Committee due to her skills and expertise developed in investment banking.
Kevin W. Monson. Mr. Monson, 64, is the Vice Chairman of the Board of the Company and Chairman of the Board of the Bank, and previously served as the Chairman of the Board of the Company prior to the Merger. He is the President, Managing Partner and the largest shareholder of Neumann Monson, Inc., an architectural services firm headquartered in Iowa City. He became a director of the Company and the Bank in 2005. Mr. Monson is also the majority partner in Tower Partners, a real estate investment partnership. We consider Mr. Monson to be a qualified candidate for service on the board due to his skills and expertise developed as the head of a successful architectural firm, and his knowledge of and prominence in the Iowa City market.
Richard J. Schwab. Mr. Schwab, 64, is a self-employed entrepreneur, angel fund investor, real estate investor and business owner, and is also a certified public accountant. He became a director of the Company in July 2013. Mr. Schwab was a director of the Company from 2004 to 2008, and has been a director of the Bank since 2004. Mr. Schwab has a B.A. in accounting from the University of Minnesota-Duluth. We consider Mr. Schwab to be a qualified candidate for service on the board, the Audit Committee and the Nominating and Corporate Governance Committee due to his skills and expertise developed as an entrepreneur, and his knowledge of and prominence in the Iowa City market.
R. Scott Zaiser. Mr. Zaiser, 55, is the President of Zaiser's Landscaping, Inc. in Burlington, Iowa, which is a landscaping company specializing in the design and installation of landscaping for residential and commercial properties in southeastern Iowa and west central Illinois. Mr. Zaiser became a director of the former MidWestOne Bank in 2000 and became a director of the former MidWestOne in 2006. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008, and a director of the Bank in 2011. Mr. Zaiser resigned as a director of the Company in May 2015 as part of the restructuring of the board due to the Merger.
CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS

Term Expiring 2017

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Charles N. Funk	2000	Director, President and Chief Executive Officer of MidWestOne Financial and the Bank
	Michael A. Hatch	2015	Director of MidWestOne Financial
	John M. Morrison	2015(1)	Chairman of MidWestOne Financial and Director of Central Bank
	William N. Ruud	2013	Director of MidWestOne Financial

(1)	Mr. Morrison became a director of the Company upon completion of the Merger with Central on May 1, 2015. He had been a director of Central since 1988.

Term Expiring 2018

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Richard R. Donohue	2008(1)	Director of MidWestOne Financial, the Bank and Central Bank
	Ruth E. Stanoch	2015	Director of MidWestOne Financial
	Kurt R. Weise	2015(2)	Director and Executive Vice President of MidWestOne Financial; Director of the Bank; Chairman and Senior Vice President of Central Bank
	Stephen L. West	1991	Director of MidWestOne Financial and the Bank

(1)
Mr. Donohue became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne Financial since 1999.

(2)	Mr. Weise became a director of the Company upon completion of the Merger with Central on May 1, 2015. He had been a director of Central since 1988.
Richard R. Donohue. Mr. Donohue, 66, is the former Managing Partner of TD&T CPAs and Advisors, P.C. in Cedar Rapids, Iowa, a certified public accounting firm in which he was involved in all phases of the practice. Mr. Donohue joined the board of directors of the former MidWestOne Financial in 1999. He became a director of the Company upon completion of our merger with the former MidWestOne Financial in March 2008. Mr. Donohue was appointed to the board of directors of the Bank in 2009, and Central Bank in 2015. We consider Mr. Donohue to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Corporate Governance Committee due to his business and financial accounting expertise acquired as the managing partner of a certified public accounting firm, as well as his knowledge of and prominence in our market area.
Charles N. Funk. Mr. Funk, 61, is the President and Chief Executive Officer of the Company and the Bank. He joined the Bank in these same roles in November 2000. Prior to that, he held positions as President and Central Region Manager and Chief Investment Officer for Brenton Bank-Des Moines. Mr. Funk currently serves on the faculty of the Colorado Graduate School of Banking in Boulder, Colorado. Previously, he taught for the Iowa School of Banking and the Stonier Graduate School of Banking at Georgetown University. He also serves on the board of directors of Iowa SourceMedia Group and of the American Bankers Association, and was the Chairman of the Iowa Bankers Association in 2010 and 2011. Mr. Funk graduated with a B.A. from William Jewell College. We consider Mr. Funk to be a qualified candidate for service on the board due to his extensive expertise in the financial services industry, particularly in the state of Iowa, and intimate knowledge of MidWestOne Financial’s business and operations and because of his role as the President and Chief Executive Officer of MidWestOne Financial and the Bank.
Michael A. Hatch. Mr. Hatch, 67, has been employed as a trial and litigation attorney with Blackwell Burke P.A. since 2007. He became a director of the Company upon the completion of our Merger with Central in May 2015. Among his prior experience, Mr. Hatch served as Minnesota’s Attorney General from 1999 to 2007, and he has served on the boards of a number of insurance companies. He earned his Bachelor’s degree from the University of Minnesota-Duluth and his Juris Doctorate from the University of Minnesota Law School. Among other attributes, skills and qualifications, we believe that Mr. Hatch’s service as a board member of insurance companies and extensive experience in the Minnesota legal arena enable him to bring valuable insight and knowledge to the Company’s board and Compensation Committee.
John M. Morrison. Mr. Morrison, 78, is the Chairman of the Board of the Company and was appointed to such position in May 2015 upon the completion of our Merger with Central. Mr. Morrison also has served as a director of Central Bank since 1988. He previously served as the Chairman of Central since 1988. Mr. Morrison also serves as the Chairman of the University of St. Thomas. Among his prior experience, Mr. Morrison has also served as a director of three publicly traded companies. Mr. Morrison received his Bachelor’s degree from the University of Minnesota and attended law school at LaSalle University. He received an honorary Dr. of Law degree from the University of St. Thomas. Among other attributes, skills and qualifications, we believe that Mr. Morrison’s service as a board member of public and private companies enable him to bring valuable insight and knowledge to the Company’s board.
William N. Ruud. Dr. Ruud, 63, is the president of the University of Northern Iowa, located in Cedar Falls, Iowa. Dr. Ruud became a director of the Company in September 2013. Dr. Ruud previously served on the board of directors of First Interstate Bank Corporation, Southern Idaho (now Wells Fargo) from 1994 to 1997. We consider Dr. Ruud to be a qualified candidate for service on the board and the Compensation Committee due to his skills and expertise acquired as the president of a large public educational institution, as well as his past service on the board of directors of First Interstate Bank Corporation, Southern Idaho (now Wells Fargo) from 1994 to 1997.
Ruth E. Stanoch. Ms. Stanoch, 57, has been a corporate affairs consultant since 2008. She became a director of the Company upon completion of our Merger with Central in May 2015. Among her prior experiences, in 2010, Ms. Stanoch served as the senior advisor to Minnesota's governor-elect, Mark Dayton, and from 1994 to 2007, was employed with Thomson Legal & Regulatory. Between 2010 and 2012, Ms. Stanoch also served on various committees of the Board of Directors of Archipelago Learning, Inc., a leading subscription-based online education company. She received her Bachelor's degree from the University of Minnesota, and was a policy fellow at the University of Minnesota's Humphrey Institute of Public Affairs. Among other attributes, skills and qualifications, we believe that Ms. Stanoch's extensive corporate experience, leadership at a large corporation and previous service on a public company board provide valuable experience to the Company's board, Audit Committee, and Nominating and Corporate Governance Committee.
Kurt R. Weise. Mr. Weise, 59, is an Executive Vice President of the Company and Chairman and Senior Vice President of Central Bank and was appointed to such positions in May 2015 upon completion of our Merger with Central. Mr. Weise joined the board of directors of Central in 1988, and he became a director of the Company and the Bank upon completion of our Merger with Central in May 2015. Mr. Weise has also served as the Chairman of the Board of Central Bank since 1994. He previously served as the President of Central since 1988. In addition, Mr. Weise has served in various finance and banking roles with Mr. Morrison and certain of his associates since 1985. Mr. Weise received his Bachelor’s degree from Winona State University and he is a CPA. Among other attributes, skills and qualifications, we believe that Mr. Weise’s leadership as President of Central, his years of experience in finance and banking, and his status as a CPA enable him to bring valuable insight and knowledge to the Company’s board.
Stephen L. West. Mr. West, 70, is the majority owner and Chairman of West Music Company Inc., a musical instrument and supply store headquartered in Coralville, Iowa. He has been a director of the Company and the Bank since 1991. Mr. West is also the Treasurer of Accent LLC, a private-label musical instruments company, and the President of WestInvest, L.C., a family investment vehicle. We consider Mr. West to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee due to his skills and expertise acquired in positions of leadership at several institutions in MidWestOne Financial’s market areas.
In addition, Mr. W. Richard Summerwill, who had served on our board of directors since our formation in 1983 and served as our long-time Chief Executive Officer prior to our merger with the former MidWestOne Financial in March 2008, and Mr. John S. Koza, who also had served on our board of directors since our formation in 1983 and retired from the board in 2014, both currently serve as non-voting Directors Emeriti.
Finally, the following individuals serve as executive officers of MidWestOne Financial, four of whom are named in the compensation tables included in this proxy statement:
James M. Cantrell. Mr. Cantrell, 56, is Vice President and Chief Risk Officer of the Company and Senior Vice President and Chief Risk Officer of the Bank. He joined the Company in his current position in July 2009. Prior to joining the Bank, he had been with Provident Bank in Baltimore, Maryland, since 2008, where he served as Senior Vice President and Director of Treasury Operations. In that capacity, he was responsible for management of asset/liability activities, investment portfolio accounting, and derivative activity and compliance. Prior to that, he was employed as the Senior Vice President and Treasurer of Mercantile-Safe Deposit and Trust Company in Baltimore, Maryland, where he had been employed since 2001. Mr. Cantrell has a B.A. in business and economics from Wittenberg University.
Susan R. Evans. Ms. Evans, 58, is the Chief Operating Officer of the Company and the Bank. Ms. Evans joined the Company in 2001 as Vice President-Retail Banking of the Bank, and was appointed to her current role as Chief Operating Officer in August 2009. She has more than thirty years of banking experience, previously serving as Indianola Market President of Brenton Bank, Des Moines, as well as Retail Market and Sales Manager for U.S. Bank, Des Moines.
Kent L. Jehle. Mr. Jehle, 56, is the Executive Vice President and Chief Credit Officer of the Company and the Bank. He became the Company's Executive Vice President and Chief Credit Officer upon consummation of our merger with the former MidWestOne Financial in March 2008. Prior to that merger, Mr. Jehle had been serving as the Bank's Executive Vice President-Commercial Banking since 2004. He has been with the Company and the Bank since 1986.
Katie A. Lorenson. Ms. Lorenson, 35, is a Vice President of the Company and Senior Vice President and Chief Financial Officer of Central Bank, which positions she assumed upon consummation of the Merger. Prior to the Merger, she served as the Senior Vice President and Chief Financial Officer of Central and Central Bank since 2011. Prior to joining Central, she worked as a Manager on the Financial Institutions Team at RSM. She has nearly 18 years of experience in various front line, operational, lending and retail banking functions. Ms. Lorenson is a Certified Public Accountant who received her Bachelor's degree in accounting from Minnesota State University Moorhead. Ms. Lorenson will assume the position of Senior Vice President and Chief Financial Officer of the Company upon Mr. Ortale’s retirement on August 31, 2016.
Gary J. Ortale. Mr. Ortale, 65, is the Executive Vice President and Chief Financial Officer of the Company and the Bank. He was appointed to such position in May 2009, after serving as our Interim Chief Financial Officer since January 2009. Prior to that time, he was the Senior Vice President and Chief Risk Officer of the Bank, a position he assumed upon consummation of our merger with the former MidWestOne Financial in March 2008. Prior to that merger, Mr. Ortale had been serving as the Treasurer of the Company and the Senior Vice President-Chief Financial Officer of the Bank since 2002. He began with the Company and the Bank as their Vice President and Controller in 1987. Mr. Ortale has a B.S. in accounting from Drake University. Mr. Ortale has announced his intent to retire as Executive Vice President and Chief Financial Officer of the Company effective August 31, 2016.
Karin M. Taylor. Ms. Taylor, 48, is a Vice President of the Company and Chief Risk Officer of Central Bank, which positions she assumed upon consummation of the Merger. Prior to the Merger, she served as the Chief Risk Officer of Central Bank since 2009. Prior to joining Central, she worked as a Director in the Risk Management Consulting practice at McGladrey. She has 25 years of experience in industry and consulting including management of various operational, lending and retail divisions, regulatory compliance, internal audit, process design and workflow management. Ms. Taylor received her Bachelor's degree from St. Olaf College.
Merger-Related Agreements
Pursuant to the terms of the Agreement and Plan of Merger dated November 20, 2014, by and between Central and the Company (the “Merger Agreement”), as the holder of all of the outstanding shares of the common stock of Central, the John M. Morrison Revocable Trust #4 (the “Trust”) received as merger consideration, upon the closing of the Merger on May 1, 2015, $64,000,000 in cash and 2,723,083 shares of MidWestOne Financial common stock, which represented 24.5% of the outstanding shares of MidWestOne Financial common stock. Mr. Morrison, Chairman of the Board of the Company, is the trustee of the Trust. Based on Mr. Morrison’s most recent Schedule 13D filing, filed on February 1, 2016, Mr. Morrison beneficially owned 2,466,083 shares, or 21.6% of our common stock, and the Trust beneficially owned 2,265,583 shares, or 19.9% of our common stock.
The Company and Central specifically negotiated and named in the Merger Agreement those individuals who would serve as the Company’s executive officers following the Merger. The Company and Central also negotiated in the Merger Agreement that the board of directors of the Company following the Merger would initially consist of eight directors appointed by the Company (each, a “Company-Related Director”) and five directors appointed by Central (each, a “Central-Related Director”). The Company and Central also negotiated in the Merger Agreement that Mr. Morrison would serve as the Chairman of the Board of the Company.
Pursuant to the Merger Agreement and as reflected in the Company’s amended and restated bylaws which became effective upon the consummation of the Merger, the Class I directors consist of two Company-Related Directors and two Central-Related Directors, one of whom is required to be Mr. Morrison. At the 2017 annual meeting of shareholders, Mr. Morrison, if then still serving as a director, may not stand for reelection, but if he has served the entirety of his initial term, subject to the approval of the Nominating and Corporate Governance Committee, the board of directors will nominate an individual recommended by Mr. Morrison to fill the seat left vacant by Mr. Morrison. Class I will consist of two Central-Related Directors until the 2020 annual meeting of shareholders, except under certain circumstances described in the bylaws.
The Class II directors consist of two Company-Related Directors and two Central-Related Directors. Class II will consist of two Central-Related Directors until the 2021 annual meeting of shareholders, except under certain circumstances described in the bylaws. The Class III directors currently consist of four Company-Related Directors and one Central-Related Director, who was required to be Mr. Albert. As previously discussed, at the 2016 annual meeting of shareholders, Mr. Albert may not stand for reelection, Class III will include no Central-Related Directors, and the total number of Central-Related Directors will be reduced by one.
Mr. Morrison was also a party to the Shareholder Agreement dated as of November 20, 2014 (the “Shareholder Agreement”), among the Company, the Trust, CBS LLC (“TruPS Holder”), the holder of all outstanding preferred securities of CBI Capital Trust III, Riverbank Insurance Center, Inc., the holder of all outstanding Class A units (the “Insurance Agency Units”) of Central Insurance Agency, LLC (“Insurance Agency Owner”) and Mr. Morrison, who has common control over the Trust, TruPS Holder and Insurance Agency Owner. Among other things, pursuant to the Shareholder Agreement: (i) the Trust and Mr. Morrison are entitled to certain preemptive rights with respect to MidWestOne Financial securities; (ii) the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison are subject to a general prohibition on the sale or transfer of shares of MidWestOne Financial common stock until the first anniversary of the effective time of the Merger; (iii) the Company is generally entitled to a right of first refusal in the event that any of the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison desire to sell shares of MidWestOne Financial common stock following the effective time of the Merger; and (iv) the Trust was entitled to certain customary registration rights relating to the shares of MidWestOne Financial common stock it received in conjunction with the Merger, which it has exercised. Additionally, the Shareholder Agreement subjects the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison to certain customary “standstill” provisions and a requirement that such parties vote their shares of MidWestOne Financial common stock in accordance with the terms of the Shareholder Agreement with respect to various matters for certain periods of time. The Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison are required to vote their shares: (i) in favor of all nominees to the board of directors as approved by the board, through the 2018 annual meeting of shareholders; (ii) in favor of all proposals of the board of directors as approved by the board, unless the proposal adversely affects its own interests, through the 2017 annual meeting of shareholders; and (iii) against any shareholder proposal not approved by the board or recommended by the board for approval, through the 2017 annual meeting of shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS
General
The board has adopted guidelines on significant corporate governance matters that, together with our Code of Business Conduct and Ethics and other policies, creates our corporate governance standards. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance standards, the board does not involve itself in the day-to-day operations of MidWestOne Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which convene at least on a quarterly basis, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Funk, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).
With the exception of Messrs. Albert, Funk, Monson, Morrison, and Weise, each of our current directors and nominees is “independent,” as defined under The Nasdaq Stock Market LLC’s listing rules, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which is currently made up solely of independent directors. The current charters of each of these committees are available on our website at www.midwestonefinancial.com. Our Code of Business Conduct and Ethics is also available on our website. Also posted on our website is a general description regarding our company and links to our filings with the SEC.
Our board of directors held nine meetings during 2015. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year’s annual meeting was attended by all of the directors in office at such time, except for Mr. West.
Audit Committee
In 2015, prior to the Merger on May 1, 2015, the Audit Committee was comprised of Messrs. Donohue (Chairman), Schwab and Zaiser, and Ms. McCormick. Upon consummation of the Merger, Mr. Zaiser resigned from the board and the Audit Committee, and Ms. Stanoch was appointed to the Audit Committee and has served on the committee since that time. Each individual is considered to be “independent” under Nasdaq listing rules and the regulations of the SEC. It is anticipated that the composition of the Audit Committee will remain the same throughout 2016. The board of directors has determined that Mr. Donohue qualifies as an “audit committee financial expert” under the regulations of the SEC. The board has based this determination on Mr. Donohue’s education and his professional experience as the managing partner of a certified public accounting firm.
The functions performed by the Audit Committee include, among other things, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent registered public accounting firm;

•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.
To promote independence of the audit function, the Audit Committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestonefinancial.com. In 2015, the committee met fifteen times.
Compensation Committee
In 2015, prior to the Merger on May 1, 2015, the Compensation Committee of MidWestOne Financial was comprised of Messrs. West (Chairman), Latham and Ruud, and Ms. McCormick and Ms. Kniff-McCulla. In connection with our Merger with Central, our board and committees were restructured. From May 1, 2015, the Compensation Committee was comprised of Messrs. West (Chairman), Latham, Ruud and Hatch, and Ms. McCormick. Each individual served as an “independent” director as defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.
The Compensation Committee reviews the performance of our Chief Executive Officer, Charles N. Funk, and determines the salary and bonus paid to him. It also reviews and determines the salaries and bonuses paid to our other Named Executive Officers (“NEOs”). The Compensation Committee relies upon Mr. Funk’s assessment of each NEO’s individual performance, which considers, as applicable, each executive’s efforts in achieving his or her individual goals each year and the executive’s overall success in the performance of his or her role in the organization. Individual goals for NEOs are established by Mr. Funk in consultation with each executive officer which consider the strategic and financial objectives of the Company. The Compensation Committee also consults with management on a variety of matters relative to overall executive compensation and respective performance of our NEOs. No executive officer participates in any recommendation, discussion, or decision with respect to his or her own compensation or benefits. Further, the Compensation Committee administers our equity incentive plans, our long-term incentive plans and our executive incentive bonus plans and, as a result, has ultimate responsibility for interpretation and oversight of those plans.
The Compensation Committee’s duties, responsibilities, and functions are further described in its charter. The committee reviews its charter at least annually. It then recommends approval of the charter to the Company’s board of directors. The committee’s charter is available on our website, www.midwestonefinancial.com. You may also request a copy of this charter by writing to the Compensation Committee Secretary at MidWestOne Bank, 102 South Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700.
The charter gives the Compensation Committee the authority to hire outside consultants and independent advisors to further its objectives and responsibilities. For the last several years and again in 2015, the Compensation Committee has retained the independent compensation consultant services of F.W. Cook & Co., Chicago, Illinois, to provide expertise and serve as a resource with respect to current market activities involving executive compensation practices and procedures, and also to help analyze our executive compensation practices and procedures. F.W. Cook & Co. provides no other services to the Company and the Compensation Committee believes F.W. Cook & Co. is independent as determined under applicable Nasdaq guidance.
The Compensation Committee met four times during 2015, convening in January, March, August, and December. Mr. West also met as needed with internal staff members and members of management to assimilate compensation information for this proxy statement.
Nominating and Corporate Governance Committee
In 2015, prior to the Merger on May 1, 2015, the members of the Nominating and Corporate Governance Committee of MidWestOne Financial were Messrs. Schwab (Chairman), Donohue, and West, and Ms. Heiden. Upon consummation of the Merger, Ms. Heiden resigned from the board and the Nominating and Corporate Governance Committee, and Ms. Stanoch was appointed to the Nominating and Corporate Governance Committee and has served on the Committee since that time. Each individual is considered “independent” under Nasdaq listing rules. It is anticipated that the composition of the Nominating and Corporate Governance Committee will remain the same throughout 2016, except that Mr. West will resign from the committee and be replaced by Mr. Zaiser (effective at the end of the 2016 annual shareholder meeting). The primary purposes of the committee are to identify and recommend individuals to serve on our board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestonefinancial.com. In 2015, the committee met two times.

Director Nominations and Qualifications
For the 2016 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the board three incumbent directors whose current terms are set to expire at the 2016 annual meeting and one former director of the Company who resigned in May 2015. These nominations were further approved by the full board. We did not receive any properly-made shareholder nominations for directorships for the 2016 annual meeting.
The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and any shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq listing rules (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying qualified candidates.
The committee identifies nominees by first evaluating the current members of the board whose term is set to expire at the upcoming annual shareholder meeting and who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer of MidWestOne are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and shareholders. With the Chairman’s assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit. In connection with the Merger, we agreed to appoint Mr. Morrison as Chairman of the Board for the length of his current term, and Mr. Monson serves as Vice Chairman of the Board.
Independent Director Sessions
The board of directors has created the position of a “lead” independent director, currently filled by Mr. West. The Nominating and Corporate Governance Committee reviews this appointment annually, and the full board has the opportunity to ratify the committee’s selection. The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions. Consistent with Nasdaq listing rules, the independent directors regularly have the opportunity to meet without the non-independent directors present, and in 2015 there were two such sessions.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as risks related to the unintentional effects our compensation plans may have on employee decision-making or the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from our Chief Risk Officer regarding comprehensive organizational risk as well as particular areas of concern. The Compensation

Committee monitors and assesses the various risks associated with compensation policies, and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.
Code of Ethics
We have a code of conduct in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is posted on our website at www.midwestonefinancial.com. We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

AUDIT COMMITTEE REPORT
The Audit Committee, which is comprised solely of independent directors, assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews our audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 with our management and RSM US LLP, the independent registered public accounting firm that audited our financial statements for that period. The committee has also discussed with RSM US LLP the matters required to be discussed by Auditing Standards No. 16, and has received and discussed the written disclosures and the letter from RSM US LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and RSM US LLP, the committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Submitted by:
The MidWestOne Financial Group, Inc. Audit Committee
Richard R. Donohue (Chairman)
Tracy S. McCormick
Richard J. Schwab
Ruth E. Stanoch

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes MidWestOne Financial’s compensation philosophy and policies as applicable to the NEOs listed in the Summary Compensation Table on page 22. This CD&A is intended to explain the structure and rationale associated with each material element of the executives’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.
MidWestOne Financial and MidWestOne Bank share an executive management team. The members of the executive management team, including the NEOs, are compensated by the Bank, not by MidWestOne Financial. The compensation packages of the NEOs are determined and approved by the Compensation Committee (the “Committee”) based on the executives’ performance and roles for both MidWestOne Financial and MidWestOne Bank.

Named Executive Officers
Throughout this CD&A, and in the Summary Compensation Table that follows, we refer to our NEOs. With respect to 2015, the NEOs of MidWestOne Financial are Charles N. Funk, our President and Chief Executive Officer, Susan R. Evans, our Chief Operating Officer, Kent L. Jehle, our Executive Vice President and Chief Credit Officer, Gary J. Ortale, our Executive Vice President and Chief Financial Officer, and James M. Cantrell, our Vice President and Chief Risk Officer.
Our Financial & Operational Performance
Our fiscal year ending December 31, 2015 came with many achievements, considerable success and several noteworthy accomplishments, including the successful integration of our merger partner, Central, in May. MidWestOne Financial recorded net income of $25.1 million or $2.42 per fully-diluted share. After excluding the effects of $3.5 million ($3.0 million after tax) of expenses related to the Merger, adjusted diluted earnings per share were $2.70, reflecting growth of 16.9%. This was MidWestOne’s sixth consecutive year of record earnings.
Financial trends in 2015 were again positive for MidWestOne with a return on assets of 0.91% and a return on average tangible common equity of 14.70%.  The Company’s management has continued to target the efficiency ratio as a key component of measuring operating performance. The Merger impacted the Company’s previous, more favorable results, resulting in an efficiency ratio for the year ending December 31, 2015 of 61.08%. Asset quality improved during the year with non-performing loans in the loan portfolios for MidWestOne Bank and Central Bank falling to 0.54% at December 31, 2015 compared to 1.15% of total bank loans for December 31, 2014.  Net charged-off loans were a respectable 0.11% of total loans.  Capital levels remain within regulatory guidelines with tangible equity to total assets at 7.51% at year-end, a reduction from 10.29% at the prior year-end, an expected result of the Merger.
Our Company achieved many financial and operational goals in 2015 while also devoting significant attention to the Merger and integration of Central Bank with and into MidWestOne Bank. Our management team remains focused on continued integration efforts as we bring the two banks together in April 2016 and direct our efforts on achieving the articulated financial results of the combined entity.
2015 Say-On-Pay
We received approximately 98.8% of votes cast in support of our executive compensation program during the 2015 annual shareholders meeting, which was very high by peer and industry standards. MidWestOne Financial, the Board and the Committee pay careful attention to communications received from shareholders, including the results of these nonbinding, advisory say-on-pay votes. The Compensation Committee considered the results of the advisory vote as one of the many factors in making 2015 compensation decisions and believes that the vote reflects the strong support of our shareholders with respect to the philosphophies and methodology in which we compensate our executive officers. The Committee did not alter our compensation philosophy as a result of the 2015 vote.
Chief Financial Officer Transition
In January 2016, Gary J. Ortale, our Chief Financial Officer, announced his intention to retire at the end of the summer. The Company has entered into an agreement with Katie A. Lorenson to succeed Mr. Ortale following his retirement.
Compensation Philosophy and Objectives
The Committee believes that our executive compensation plans, programs and objectives must fundamentally support MidWestOne Financial’s achievement of sustained, long-term financial success and the overall goal of increasing shareholder value. All of MidWestOne Financial’s compensation programs are designed to attract and retain key employees, motivate them to achieve desired performance, and to reward them for excellent performance. The compensation and benefit programs are not designed or intended to reward substandard, or less than acceptable performance results and to ensure this, all programs are reviewed by and directed by our Compensation Committee. Additionally, our executive compensation programs are intended to align the interests of management with those of our shareholders without creating undue risk to the Company.
MidWestOne Financial’s executive compensation program is designed and structured to be consistent with the guiding philosophies, and to achieve the strategic objectives, as follows:

•	encourage a relatively consistent and competitive return to our shareholders;

•	maintain an environment which encourages and promotes stability and a long-term perspective for both the Company and our management team;

•	maintain a currently competitive compensation program, which is motivating for officers and staff members, giving us the flexibility to:

◦	ensure the performance and success of each individual in support of our current goals and strategic plan;

◦	allow the hiring and retention of key personnel who are critical to our long-term success;

◦	emphasize goal-based performance objectives, including various incentive compensation programs which are aligned with management’s strategic plan and focused efforts; and,

◦	minimize, and eliminate when possible, any undue risk to the Company with respect to all compensation practices and programs;

•	provide consistent management practices which:

◦	fulfill appropriate and necessary oversight responsibility to the constituents of MidWestOne Financial (shareholders, customers, employees, regulators, and communities);

◦	maintain the highest level of ethical standards and conduct according to our overall corporate policies; and,

◦	avoid any implied or real conflict between management’s responsibilities to the Company and each person’s personal interests.
Peer Group Benchmarking
As noted previously, the Committee engaged the services of F.W. Cook & Co., an independent compensation consultant, to provide expertise and serve as a resource as the Committee continually evaluates and analyzes our executive compensation program. In connection with its work for the Committee during 2015, F.W. Cook assisted the Committee with identifying an effective peer group of financial institutions in the Midwestern United States. The peer group companies were identified based on asset size, economic factors, and geographical area. At its August 2015 meeting, the Compensation Committee acted to revise the peer group composition to reflect the changes to the organization resulting from our Merger with Central. BankFinancial Corporation, Baylake Corp., Hawthorn Bancshares, Inc., Isabella Bank Corp., and MutualFirst Financial Inc., were replaced with Community Trust Bancorp, Inc., First Busey Corporation, First Merchants Corporation, Heartland Financial USA, Inc., and Mercantile Bank Corporation, resulting in the 2015 peer group shown below. To provide context and continuity in light of the merger, compensation data were collected for both the 2014 and 2015 peer groups.

• Bank Mutual Corporation, Milwaukee, WI	• Hills Bancorporation, Hills, IA
• Community Trust Bancorp, Inc., Pikeville, KY	• Horizon Bancorp, Michigan City, IN
• Enterprise Financial Services Corp., Clayton, MO	• Lakeland Financial Corporation, Warsaw, IN
• First Busey Corporation, Champaign, IL	• MainSource Financial Group, Inc., Greensburg, IN
• First Financial Corporation, Terra Haute, IN	• Mercantile Bank Corporation, Grand Rapids, MI
• First Merchants Corporation, Muncie, IN	• QCR Holdings, Inc., Moline, IL
• First Mid-Illinois Bancshares, Inc., Mattoon, IL	• Waterstone Financial, Inc., Wauwatosa, WI
• German American Bancorp, Inc., Jasper, IN	• West Bancorporation, West Des Moines, IA
• Heartland Financial USA, Inc., Dubuque, IA
Compensation Components
General. There are four primary components to our executive officer compensation program: base salary, incentive bonus, equity awards and additional fringe benefits. In reviewing an executive officer’s compensation, the Committee considers and evaluates all components of the officer’s total compensation in order to strive to provide each executive with a competitive compensation package. The Committee makes a concerted effort to give consideration to the research and analysis conducted by its compensation consultant, F.W. Cook, to ensure that MidWestOne’s executive officer total compensation is in line with its peers and that it remains competitive. Further, the Committee considers any amounts an officer is entitled to receive upon retirement, termination or a change-in-control event.

MidWestOne Financial is a party to employment agreements with Mr. Funk, Ms. Evans and Messrs. Jehle, Ortale, and Cantrell. The Committee believes these agreements serve to attract and retain key executives to MidWestOne and that their terms allow each executive to focus on his or her significant individual contributions with the best interests of the Company in mind.
Base Salary. The Committee believes that competitive base salary received by an executive officer is important to keep too much emphasis from being placed on short-term performance. Base salaries may be adjusted coinciding with annual performance reviews of the executive during which respective base salary levels are established using criteria that include the level of responsibility for the position, equity consideration of other internal positions, and the use of peer group compensation data.
The Committee reviews the relative performance and compensation trends of our peer group companies, as well as individual responsibility and performance of each executive officer. Each NEO’s performance is evaluated by reviewing performance appraisal information and recommendations made available by management. This review considers each NEO’s achievement of individual goals and how his or her performance has contributed to the overall financial performance of MidWestOne Financial. Mr. Funk presents the performance evaluations and his recommendations for each NEO, other than himself, to the Committee. Mr. West, the Committee’s Chairperson, presents the same for Mr. Funk. Mr. Monson, the Vice Chair of MidWestOne Financial’s Board of Directors also provides feedback to the Committee about Mr. Funk’s performance.
The Committee strives to maintain a base salary position which is competitive and fair with respect to our regional peer banks, and, more specifically, aligns our NEOs’ compensation with our financial performance relative to our peer group, with a goal of ranking within the top one-third of this group when supported by performance. As discussed above, the Committee, with the assistance of F.W. Cook, performs a customary review of base salary levels, on at least an annual basis, by comparing MidWestOne Financial’s compensation levels to those of its regional group peer companies. The Committee also acknowledges that the roles and responsibilities of our NEOs are substantial to the success of the Company and, therefore, the performance and respective compensation of our NEOs is critical to ongoing positive financial performance.
Generally, the Committee determines the annual base salaries for the coming year at the end of the prior calendar year. In determining these base salaries, we consider the same general factors discussed above including the evolving landscape of the banking environment regionally and nationally, the impact of the economy and increased regulation of our industry on our earnings, the return on average assets, and overall assets. The Committee also considers certain economic factors in the financial industry that are beyond the NEOs’ control. The Committee believes that MidWestOne Financial’s performance continues to compare favorably in several areas with other financial institutions, including those in our peer group.
Cash Incentive Awards-Bonus. The Committee also determines annual cash incentive awards for our NEOs with consideration to the performance results outlined in each executive’s bonus plan. In addition to the CEO and other NEOs, the remaining members of MidWestOne Bank’s senior management team are generally eligible for a bonus. Each bonus plan is designed to provide an incentive to achieve individual and corporate financial goals while considering the mitigation of any risks which may affect MidWestOne Financial’s overall financial performance. Generally speaking, thresholds and targets are set within each bonus plan so that improvement in each goal category is necessary in order to receive any or all of the bonus payout. In addition, the bonus plans of the NEOs include a “knock out” provision that requires the attainment of a minimum company-wide performance goal in order to be able to receive any portion of the annual bonus. The Committee does, however, retain the discretion to increase or decrease the amount of a bonus if it determines that special circumstances existed during the year which warranted adjustment of any bonus amount.
The bonus and corresponding goal setting process occurs annually. Mr. Funk provides recommendations with respect to members of management other than himself, to Mr. West and Mr. Monson for initial review. Mr. West and Mr. Monson discuss Mr. Funk’s recommendations with members of the Compensation Committee and also consider factors applicable to Mr. Funk’s annual bonus. Mr. West then presents bonus recommendations to the Committee for approval.
In 2015, pursuant to our bonus plan, Mr. Funk was potentially eligible for an annual bonus equal to one-half of his salary, or $205,000. Based on his and the Company’s performance during 2015, Mr. Funk earned 86.25% of his bonus, consistent with goals outlined in his 2015 bonus plan.

The components designated by the Committee, and the percentage of salary that the NEOs were eligible to earn for 2015 performance, and resulting actual bonus received, were as follows:

Name	Profitability Net Operating Income/EPS	Peer Group Standing	Efficiency Ratio	Asset Quality	Deposit Growth	Additional Individual Goals - Subjective	2014 Eligible Bonus (as % of Base Salary)
Charles N. Funk	35%	35%	10%	15%	5%	—	50%
Susan R. Evans	35%	35%	15%	—	5%	10%	40%
Kent L. Jehle	40%	20%	—	40%	—	—	33.3%
Gary J. Ortale	40%	35%	25%	—	—	—	33.3%
James M. Cantrell	40%	40%	—	—	—	20%	33.3%
Profitability, Net Operating Income and Earnings Per Share Component. The Committee believes that a profitability metric using net operating income and earnings per share are appropriate measures because each focuses on the financial performance of the Company, which in turn reflects shareholder value. Each NEO has a portion of his or her bonus tied to this metric. The Committee elected to use net operating income of $24,700,000 and Earnings per Share of $2.50 as the 2015 targets. As a “knock out” provision, if net operating income was not at least $20,995,000, excluding merger-related expenses, no bonus was to be paid to the NEOs unless the Committee found special circumstances to warrant the payment of a bonus. Assuming the “knock out” threshold was exceeded, and the net operating income and earnings per share goal was met, the NEOs would be eligible to receive 100% of this bonus goal component.. Our 2015 net operating income, (excluding merger-related expenses) was $28,091,000 and our 2015 earnings per share was $2.71. Therefore, the NEOs earned 100% of this component.
Merger Integration and Cost Savings Component. The Committee believes that it was appropriate to include an incentive component in 2015 reflecting the importance of each NEO’s efforts in achieving important merger integration results in preparation for bringing MidWestOne Bank and Central Bank together in 2016. Each NEO had his or her share of responsibility to lead efforts throughout the Company related to various cost savings measures which would result in progress toward our targeted results. Much work in every banking division was necessary in 2015 in order for MidWestOne’s financial results to reflect this progress. If the Company’s 2015 progress in cost savings results reflected a position to be on track to achieve our target of $5 million in 2016, our NEOs would be deemed to have achieved this component of the bonus plan.  The Committee determined that Messers. Funk and Jehle and Ms. Evans met 80% of this goal and Messers. Cantrell and Ortale met 100% of this goal for 2015 and, as such, the respective NEOs were awarded a percentage of their bonus for this component of the annual formula.
Efficiency Ratio. The Committee believes that expense control and efficiency of operations is a goal we must continually strive for in order to provide the best financial return for our shareholders.  As such, the Committee deemed a bonus component tied to continued focus on our efficiency ratio to be merited while being mindful of the impact of the Merger in 2015.  The Committee believes the efficiency ratio is a reliable metric on which to base a portion of the bonus because it reflects our relative cost of doing business.  For 2015, Mr. Funk, Ms. Evans and Mr. Ortale were asked to maintain MidWestOne Bank’s efficiency ratio at 56%. No payout would occur if MidWestOne Bank’s efficiency ratio was higher than 58%.  As previously stated, the 2015 efficiency ratio for MidWestOne Bank was 55.07% and as such, the Committee determined that these NEOs earned 100% of this component.
Asset Quality Performance Component. The Committee believes that favorable asset quality ratios are critical with respect to non-performing loans and net charge-offs and uses the regional peer group as a measurement to monitor this progress. For 2015, Messers. Funk and Jehle were asked to maintain asset quality ratios from year-end 2014 with no portion of this bonus component paid to the NEO if asset quality deterioration exceeded 20% in any category. MidWestOne’s peer regional banks improved markedly in the peer group standing in 2015. However, the Committee felt that the Company’s asset quality performance in 2015 was also very good by historical standards so determined that these NEOs earned 75% of this bonus goal component.
Deposit Growth Performance Component. The Committee believes that core deposit growth continues to be a necessary focus for the Company. Mr. Funk and Ms. Evans were assigned goals to increase MidWestOne Bank deposits above the Iowa state average resulting in an increase in statewide market share. In evaluating results of this component, the Committee determined that these NEOs earned 40% of this goal.
Additional Individual Performance Component. For 2015, some individual goals were assigned to Ms. Evans and Mr. Cantrell and generally reflect additional corporate measures that are affected by that executive’s performance. The Committee generally assesses overall progress toward each goal while retaining the discretion to reward other aspects of a NEO’s performance during the year if it is merited. As such, if unforeseen circumstances should warrant a bonus being paid to an executive, the Committee is authorized to consider the treatment of how the bonus payment is made.

In determining whether Ms. Evans and Mr. Cantrell met her or his individual goals during 2015, and was therefore eligible for this additional component of her or his bonus plan, the Committee considered the following:

•	With respect to Ms. Evans, the Committee considered her leadership in attaining commercial and agricultural loan growth in Iowa. The Committee determined that Ms. Evans earned 100% of this goal.

•
With respect to Mr. Cantrell, the Committee considered his leadership with broadening and improving the enterprise risk management program and providing additional support to the CFO throughout Merger integration in 2015. The Committee determined that Mr. Cantrell earned 80% of the enterprise risk management goal and 100% of the support goal.

In early 2016, the same bonus plan process was put in place with Mr. Funk and Mr. West presenting the executive bonus plans to the Committee. Bonus plans for each of the NEOs contained an established target percentage amount that each officer could potentially earn upon meeting the established corporate and where applicable, additional individual goals for the executive. A recommendation for 2016 bonus plans for the NEOs was presented to the Committee by Mr. West and Mr. Funk at its January 2016 meeting and these bonus plans received unanimous approval.
Long-Term Incentive Awards-Equity Awards. The Board of Directors and the Committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the shareholders. Our current long-term incentive plan (the “2008 Equity Incentive Plan”), is intended to promote equity ownership in MidWestOne Financial by the directors and selected officers, to focus the management team on increasing value to the shareholders, to increase the plan participants’ proprietary interest in the success of MidWestOne Financial, and to encourage the retention of key employees for an extended period of time. The 2008 Equity Incentive Plan authorizes the issuance of MidWestOne Financial’s common stock, including the granting of stock options and restricted stock units.
All equity awards are at the discretion of the Committee in consideration of the position of the NEO, the officer’s level of influence and the corresponding ability to contribute toward the success of MidWestOne Financial, individual and corporate performance and whether the respective goals were obtained, as well as the level of equity awards granted to individuals with similar positions at our peer companies.
The Committee typically approves equity awards in January of each year in the form of Restricted Stock Units although the 2008 Equity Incentive Plan allows for the granting of various types of equity awards. The timing of the equity grants coincides with the completion of annual performance evaluations and development of current-year bonus plans. The Committee reserves the right to grant additional equity awards at other times of the year in connection with the appointment of any new directors or officers or to compensate key employees for other significant or notable achievements.
All Other Compensation. We provide general and customary fringe benefit programs to executive officers and other employees. Fringe benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help to attract and retain executives and employees, these benefit programs also provide financial security for employees for retirement as well as unforeseen life events such as illness, disability, or death and are generally those offered to other employees. There are some additional perquisites that may only be offered to executive officers. MidWestOne Financial will continue to offer fringe benefits, the amount of which shall be determined from time-to-time at the sole discretion of the Committee, provided that such benefits are not determined by regulatory rules to be limited or prohibitive as outlined in their respective restrictions.

The following table illustrates benefits and perquisites we provide to employees, including our NEOs:

	Executive Officers	Other Officers / Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
ESOP	X	X	X
Perquisites:
Automobile Allowance	As Duties Require	As Duties Require	Not Offered
Social Club Membership	As Duties Require	As Duties Require	Not Offered
401(k) Plan. MidWestOne Financial sponsors a tax-qualified, tax-exempt 401(k) retirement plan. The 401(k) plan is considered a defined contribution plan. American Trust & Savings Bank of Dubuque, Iowa administers the plan. American Trust’s services include general compliance advice, required testing, plan design, enrollment and distributions, and overall management of plan assets.
All employees are eligible to participate in this plan after meeting eligibility requirements pertaining to age and service. Eligible employees are permitted to contribute a portion of their own compensation up to a maximum dollar amount permitted by law. Participants may choose their own investments for their assets or they may elect a managed plan whereby a plan manager makes investment decisions on behalf of the participant according to the investment risk level the participant has chosen.
Pursuant to the plan, we provide a safe harbor matching contribution of a participant’s elective deferrals. The safe harbor match formula is calculated at 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation.
There is also a profit-sharing contribution component to the 401(k) plan which provides for an additional non-elective employer contribution to the retirement account of each participant. This contribution is discretionary and, if paid, is based on the Company’s profitability in a given year, and is allocated to participants per plan terms based on their annual compensation. No profit-sharing contribution was made to the plan for 2015.
Employee Stock Ownership Plan. MidWestOne Financial sponsors a tax-qualified employee stock ownership plan, also known as the ESOP, designed primarily to reward eligible employees for their service to the Company in the form of a retirement benefit. As with the 401(k) plan, American Trust & Savings Bank of Dubuque, Iowa serves as the plan recordkeeper.
Any benefits payable under the ESOP are based solely upon the statutorily limited amounts contributed for the benefit of the participants, along with any changes in the value of those contributions while they are held in the ESOP. The ESOP does not permit or require any contributions by participating employees. Subject to certain exceptions under the law, contributions to the ESOP are fully vested after six years of service with the Company. MidWestOne Financial, the sponsor of the ESOP, makes an annual contribution which is allocated among all eligible employees of the Company, including executive officers. The ESOP contribution is calculated as a designated percentage of annual compensation each year. This contribution is discretionary in nature and is set and approved by the MidWestOne Financial Board of Directors each January.
Eligible Central Bank employees received a prorated contribution for May through December 2015.
Supplemental Executive Retirement Agreements (the “SERPs”). MidWestOne Financial provides certain of our executive officers with supplemental retirement benefits as an added incentive to remain with the Company, and focus over the long-term. The supplemental retirement benefits are nonqualified deferred compensation arrangements. They are unfunded and unsecured promises of the Company to pay a benefit to each executive in the future. In the case of insolvency of the Company, the executives participating in such arrangements would be treated as general unsecured creditors of the Company. As such, we believe that these supplemental retirement agreements encourage our executive officers to think about, and work toward, the long-term health and success of MidWestOne Financial.
Mr. Funk, Ms. Evans and Messrs. Ortale and Jehle each participate in the supplemental retirement benefits. Pursuant to their individual agreements, they will each receive a set dollar amount upon a retirement from employment after attaining 65 years of age. Upon such a retirement, the executive’s benefit will be paid in a series of 180 monthly installments. At age 65, Mr. Funk will receive a monthly benefit equal to $2,083, Ms. Evans will receive a monthly benefit equal to $1,250, Mr. Ortale will receive a monthly benefit equal to $2,083, and Mr. Jehle will receive a monthly benefit equal to $1,250.
If the executive retires after attaining age 60, but before attaining age 65, he or she will receive a reduced benefit. If the executive retires before attaining age 60, he or she shall forfeit any right to a benefit under the supplemental retirement agreement. If an executive continues working beyond age 65, he or she will receive the monthly benefit calculated at age 65 at the later date due to their postponed retirement event. The agreements provide for a full death benefit in the case of the executive’s death while still employed by the Company.
In addition, Mr. Jehle participates in one other supplemental retirement benefit. Pursuant to this agreement, he will receive a set dollar amount upon a retirement from employment after attaining 60 years of age. Upon such a retirement, Mr. Jehle’s benefit will be paid in a series of 120 monthly installments. At age 60, Mr. Jehle will receive a monthly benefit equal to $833. If Mr. Jehle retires before attaining age 60, he will receive a reduced benefit. The agreement provides for a full death benefit in the case of Mr. Jehle’s death while still employed by the Company.
As a condition to receiving the continued stream of monthly installments, the executives will be subject to restrictive covenants for a period of 60 months following any retirement which results in payment to him or her of a supplemental retirement benefit.
Other Perquisites. We believe that perquisites for executive officers should be very limited and conservative in nature, both in scope and value. Consistent with this philosophy, MidWestOne Financial has generally provided nominal benefits to executives that are not available to other full time officers and employees. This approach to perquisites is anticipated to continue in the future. We provide country club memberships for all market presidents and certain commercial banking officers in each market up to a maximum amount of $2,500.00 annually. The country club benefit is for single memberships only and intended to extend the officer’s external visibility and resulting business opportunities in their home community. An additional perquisite for certain officers includes a company automobile based on the needs of business travel. Mr. Funk, Ms. Evans and Messrs. Ortale and Jehle have company cars assigned to them. We have disclosed the value of all perquisites to NEOs in the Summary Compensation Table even if these fall below the disclosure thresholds under the SEC rules. MidWestOne Financial will continue to offer limited perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Committee, provided that such perquisites are not considered to be restricted or prohibited by any compensation regulations.
Compensation Decisions
This section describes the decisions made by the Compensation Committee with respect to the compensation for NEOs for 2015 as well as certain decisions with respect to 2016 compensation.
Base Salary. We review the base salaries of the NEOs annually to determine whether or not they will be adjusted, as described above. The salaries for 2015, determined by the Compensation Committee at the end of 2014, are set forth in the Summary Compensation Table on page 22.
At the end of 2015, the Compensation Committee met to set base salaries for 2016. In determining those base salaries, the Committee considered many of the same factors identified above. The total increase in base salaries for the NEOs for 2016 represented an increase of approximately 3.76% over 2015.
This table reflects base salaries of our NEOs which were earned in 2015 and those base salaries set for 2016:

Named Executive Officer	2015	2016
Charles N. Funk	$410,000	$422,000
Susan R. Evans	$265,000	$271,000
Kent L. Jehle	$250,000	$271,000
Gary J. Ortale	$225,000	$232,000
James M. Cantrell	$205,000	$210,000

Bonus. Our NEOs achieved the goals for earning a cash bonus established by the Committee and, therefore, were awarded cash bonuses as set forth below. The Committee elected to award Mr. Funk an additional discretionary bonus of $50,000 in June 2015 in recognition of his exceptional leadership efforts and results in connection with the Merger.

Name	Bonus Compensation Earned in 2015
Charles N. Funk	$176,813
Susan R. Evans	$95,400
Kent L. Jehle	$75,000
Gary J. Ortale	$71,660
James M. Cantrell	$66,959
In early 2016, the Compensation Committee agreed on the terms of our 2016 bonus plan. Pursuant to that plan, Mr. Funk is eligible to receive a bonus up to a maximum of 50% of his base salary, Ms. Evans and Mr. Jehle up to 40% of their base salary, and Mr. Cantrell eligible to receive a bonus up to a maximum of 33.33% of his base salary. The Committee decided not to provide a bonus opportunity for 2016 for Mr. Ortale given his impending retirement.
Equity Awards. We typically grant equity incentives to our eligible employees, including the NEOs, in January of each year. The incentive stock options and/or restricted stock units granted to the NEOs vest in equal installments over four years and are subject to forfeiture until vested. There are no additional restricted stock units awarded equal in value to the amount of dividends paid with respect to the underlying shares of common stock.
In January 2015, the Compensation Committee approved equity grants for its NEOs comprised solely of restricted stock units. The committee made the following awards:

•	Mr. Funk was awarded 5,000 restricted stock units.

•	Ms. Evans received 2,500 restricted stock units.

•	Messrs. Cantrell, Ortale and Jehle were awarded 1,500 restricted stock units.
In January 2016, the Compensation Committee approved equity grants for its NEOs comprised solely of restricted stock units. The committee made the following awards:

•	Mr. Funk was awarded 5,000 restricted stock units.

•	Ms. Evans and Mr. Jehle were each awarded 2,500 restricted stock units.

•	Messrs. Ortale and Cantrell were each awarded 1,500 stock units.
The restricted stock units granted to our NEOs will vest 25% on the first anniversary of the date of grant, 25% on the second anniversary, 25% on the third anniversary, and 25% on the fourth anniversary. Vesting of unvested restricted stock units is accelerated upon the death, disability or approved retirement of the executive, or upon a change in control of the Company. Dividend equivalents are not issued with respect to restricted stock units.
All Other Compensation. While the Compensation Committee reviews and monitors the level of other compensation offered to the NEOs, the committee typically does not adjust the level of benefits offered on an annual basis. The Committee does consider the benefits and perquisites offered to the NEOs in its evaluation of the total compensation received by each. The perquisites received by the NEOs in 2015 are reported in the Summary Compensation Table on page 22. The benefits offered in 2015 to the NEOs are expected to continue for 2016, unless otherwise limited or prohibited by any regulatory rules.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the MidWestOne Financial board of directors has submitted the following report for inclusion in this proxy statement:
The Compensation Committee has reviewed and approved the CD&A contained in this proxy statement with management. Based on the committee’s discussion with management, the committee recommended that the board of directors approve and include the CD&A in this proxy statement.

Submitted by:
The MidWestOne Financial Group, Inc. Compensation Committee
Stephen L. West (Chairman)
Michael A. Hatch
Robert J. Latham
Tracy S. McCormick
William N. Ruud
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.
EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs, which consist of our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers in 2015. Except as otherwise required pursuant to SEC rules, the table sets forth the following information for the years ended December 31, 2015, 2014, and 2013: (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of stock and option awards granted at any time computed in accordance with FASB ASC Topic 718; (iii) all other compensation; and (iv) the dollar value of total compensation.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqual-ified Deferred Compen-sation Earnings(2)	All Other Compen-sation(4)	Total Compen-sation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles N. Funk	2015	$410,000	50,000	$143,750	—	$176,813	$1,240	$28,570	$810,373
President and Chief	2014	$377,000	—	$125,150	—	$114,983	$1,104	$28,060	$646,297
Executive Officer	2013	$363,000	—	$68,550	—	$111,783	$977	$25,108	$569,418

Susan R. Evans	2015	$265,000	—	$71,875	—	$95,400	$1,064	$25,144	$458,483
Chief Operating Officer	2014	$240,000	—	$62,575	—	$54,300	$932	$25,507	$383,314
	2013	$229,000	—	$34,275	—	$53,376	$809	$25,748	$343,208

Kent L. Jehle	2015	$250,000	—	$43,125	—	$71,660	$693	$24,722	$390,200
Executive Vice President and	2013(3)	$236,000	—	$62,575	—	$57,120	$622	$25,796	$382,113
Chief Credit Officer	2013	$227,500	—	$34,275	—	$52,609	$556	$24,164	$339,104

Gary J. Ortale	2015	$225,000	—	$43,125	—	$75,000	$—	$26,976	$370,101
Executive Vice President and	2014	$215,000	—	$62,575	—	$51,063	$—	$28,469	$357,107
Chief Financial Officer	2013	$207,500	—	$34,275	—	$49,930	$—	$28,482	$320,187

James M. Cantrell	2015	$205,000	—	$43,125	—	$66,959	$—	$18,584	$333,668
Vice President and Chief Risk	2014	$191,000	—	$12,515	—	$46,318	$—	$18,894	$268,727
Officer	2013	$186,200	—	$11,425	—	$27,092	$—	$16,059	$240,776

(1)	The amount set forth in the "Bonus" column reflects the amount awarded to Mr. Funk in recognition of his leadership and the results in connection with the Central Merger.

(2)
The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the grant date fair value of awards granted during the years ended December 31, 2015, 2014 and 2013, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 15 to our consolidated financial statements for the year ended December 31, 2015, which is located on pages 100 through 101 of our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)
The amounts set forth in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column are above-market interest, as determined for proxy disclosure purposes only, accrued under the SERP during the year.

(4)	All other compensation for the NEOs attributable to fiscal 2015 is summarized below.

Name	Perquisites(i)	401(k) Match	Supplemental Retirement Contribution	ESOP Contribution	Total “All Other Compensation”
Charles N. Funk	$1,493	$10,600	$6,727	$9,750	$28,570
Susan R. Evans	$1,103	$10,600	$3,691	$9,750	$25,144
Kent L. Jehle	$472	$10,583	$3,917	$9,750	$24,722
Gary J. Ortale	$1,046	$9,960	$6,220	$9,750	$26,976
James M. Cantrell	$—	$9,160	$—	$9,424	$18,584

(i)	Includes the incremental cost related to the use of a Company-owned automobile for Messrs. Funk, Jehle, and Ortale and Ms. Evans, and the Company-paid dinner club membership dues for Mr. Funk.
Grants of Plan Based Awards

The following table provides information on equity grants awarded to our NEOs during 2015. All such grants were made under our 2008 Equity Incentive Plan, which is described in more detail in the CD&A.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Unit Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Charles N. Funk	2/15/2015	—	—	—	5,000	—	—	$143,750
		—	$205,000	—	—	—	—	—
Susan R. Evans	2/15/2015	—	—	—	2,500	—	—	$71,875
		—	$106,000	—	—	—	—	—
Kent L. Jehle	2/15/2015	—	—	—	1,500	—	—	$43,125
		—	$83,333	—	—	—	—	—
Gary J. Ortale	2/15/2015	—	—	—	1,500	—	—	$43,125
		—	$75,000	—	—	—	—	—
James M. Cantrell	2/15/2015	—	—	—	1,500	—	—	$43,125
		—	$68,333	—	—	—	—	—

(1)
The amounts set forth in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns reflect the threshold and target payouts for performance under the bonus plan as described in the section titled “Cash Incentive Awards-Bonuses” in the CD&A above. The amount earned by each NEO for 2015 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning the exercisable and unexercisable stock options and restricted stock units at December 31, 2015, held by each NEO:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Charles N. Funk	4,500	—	$16.69	4/1/2018	—	—
	—	—	—	—	11,658	$354,520
Susan R. Evans	500	—	$16.69	4/1/2018	—	—
	1,200	—	$7.02	7/16/2019	—	—
	—	—	—	—	5,375	$163,454
Kent L. Jehle	3,000	—	$16.69	4/1/2018	—	—
	1,500	—	$9.34	1/22/2019	—	—
	—	—	—	—	4,375	$133,044
Gary J. Ortale	500	—	$16.69	4/1/2018	—	—
	500	—	$9.34	1/22/2019	—	—
	4,800	—	$7.02	7/16/2019	—	—
	—	—	—	—	4,375	$133,044
James M. Cantrell	—	—	—	—	2,250	$68,423

(1)	The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2012.

Name	2/15/2016
Charles N. Funk	1,408
Susan R. Evans	250
Kent L. Jehle	250
Gary J. Ortale	250
James M. Cantrell	125
The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2013.

Name	2/15/2016	2/15/2017
Charles N. Funk	750	750
Susan R. Evans	375	375
Kent L. Jehle	375	375
Gary J. Ortale	375	375
James M. Cantrell	125	125
The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2014.

Name	2/15/2016	2/15/2017	2/15/2018
Charles N. Funk	1,250	1,250	1,250
Susan R. Evans	625	625	625
Kent L. Jehle	625	625	625
Gary J. Ortale	625	625	625
James M. Cantrell	125	125	125

The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2015.

Name	2/15/2016	2/15/2017	2/15/2018	2/15/2019
Charles N. Funk	1,250	1,250	1,250	1,250
Susan R. Evans	625	625	625	625
Kent L. Jehle	375	375	375	375
Gary J. Ortale	375	375	375	375
James M. Cantrell	375	375	375	375

(2)	The market value of shares is based on a closing stock price of $30.41 on December 31, 2015.
Option Exercises and Stock Vested in 2015
The following table sets forth information concerning the exercise of options in 2015 by each NEO:

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)(1)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	3,000	$49,163	4,708	$134,848
Susan R. Evans	500	$9,780	1,425	$40,901
Kent L. Jehle	—	$—	1,425	$40,901
Gary J. Ortale	—	$—	1,425	$40,901
James M. Cantrell	—	$—	465	$13,334

(1)	Reflects amounts realized on April 2, 2015, April 27, 2015 and June 9,2015.

(2)	Reflects amounts realized on January 18, 2015 and February 15, 2015.
Nonqualified Deferred Compensation Table
The following table sets forth information concerning the benefits under the Company’s supplemental retirement agreements at December 31, 2015, to which each NEO is entitled.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Charles N. Funk	—	$6,727	$10,687	—	$162,208
Susan R. Evans	—	$3,691	$4,381	—	$67,010
Kent L. Jehle	—	$3,917	$7,604	—	$114,936
Gary J. Ortale	—	$6,220	$10,378	—	$231,783
James M. Cantrell	—	$—	$—	—	$—

(1)
The “Aggregate Earnings in Last FY” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal 2015. The above-market interest amounts are as follows: $1,240 for Mr. Funk; $1,064 for Ms. Evans; and $693 for Mr. Jehle.

(2)
The “Aggregate Balance at Last FYE” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal years 2014 and 2013. The above-market interest amounts were as follows: $1,104 for Mr. Funk, $932 for Ms. Evans, and $622 for Mr. Jehle in fiscal 2014; and $977 for Mr. Funk, $809 for Ms. Evans, and $556 for Mr. Jehle in fiscal 2013.

Potential Payments Upon Termination or Change in Control
The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the NEOs would be entitled upon a termination of employment as of December 31, 2015. Each of our NEOs would be eligible for termination-related benefits under his or her respective employment agreement.
Except for payments and benefits provided by the employment agreements and change of control agreement, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of MidWestOne Financial. For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $30.41, which was the closing price of our stock on December 31, 2015, the last trading day of the year.

	Cash Severance Payments	Equity Incentive Plan (2)	SERP (3)
Charles N. Funk
Involuntary Termination(1)	$512,500	$—	$—
Voluntary Retirement after age 60	—	—	1,560
Death or Disability, Approved Retirement or Change in Control(4)	—	354,520	2,083
Involuntary Termination in Connection with Change in Control(4)	1,467,033	—	—
Susan R. Evans
Involuntary Termination(1)	$265,000	$—	$—
Death or Disability, Approved Retirement or Change in Control(4)	—	163,453	1,250
Involuntary Termination in Connection with Change in Control(4)	720,800	—	—
Kent L. Jehle
Involuntary Termination(1)	$250,000	$—	$—
Death or Disability, Approved Retirement or Change in Control(4)	—	133,044	2,083
Involuntary Termination in Connection with Change in Control(4)	634,320	—	—
Gary J. Ortale
Involuntary Termination(1)	$225,000	$—	$—
Death or Disability, Approved Retirement or Change in Control(4)	—	133,044	2,083
Involuntary Termination in Connection with Change in Control(4)	600,000	—	—
James M. Cantrell
Involuntary Termination(1)	$205,000	$—	$—
Death or Disability, Approved Retirement or Change in Control(4)	—	68,423	—
Involuntary Termination in Connection with Change in Control(4)	543,918	—	—

(1)
“Involuntary Termination” refers to a voluntary resignation by the executive for “good reason” or an involuntary termination by MidWestOne Financial other than for “cause” either of which occurs other than in connection with a change in control.

(2)
This column reflects the value of unvested restricted stock unit awards that would vest upon the executive’s death or disability or the occurrence of a change in control, as well as those that could vest, in the discretion of the Compensation Committee, upon an executive’s retirement.

(3)
This column reflects the monthly benefit that would be paid if the executive had a termination of employment for the stated reasons as of December 31, 2015. The monthly amount would be paid to the executive in a series of 180 installments following a termination of employment. Only Mr. Ortale has attained “retirement” age, 65 years old, for purposes of the SERP. However, because Mr. Funk is at least 60 years of age, he is eligible for the reduced “early retirement” benefit. If the executive’s estate elected to receive an early distribution, the monthly installments would be based on an accrued benefit for each of the executives equal to: Mr. Funk - $162,208; Ms. Evans - $67,010; and, Mr. Jehle - $114,936.

(4)
The employment agreements with our named executive officers include a provision that will limit the amount of payments or benefits received by an NEO in connection with a change in control to $1.00 less than the amount that would result in the application of an excise tax under applicable provisions of sections 280G and 4999 of the Internal Revenue Code.

Continued Health, Dental, and Vision Insurance. Pursuant to each applicable agreement, if an NEO terminated employment on December 31, 2015, he or she would be eligible to participate in our COBRA coverage program at the same monthly cost as would be charged to a continuing employee for comparable coverage. As of December 31, 2015, the incremental monthly cost of the continuing health dental, and vision coverage, based on each executive’s current coverage elections, was $333.46 for Mr. Funk, $325.06 for Ms. Evans, $440.80 for Messrs. Ortale and Cantrell, and $415.46 for Mr. Jehle.
Supplemental Retirement Agreements. As described above, Ms. Evans and Messrs. Funk, Ortale and Jehle each are party to a SERP. The “early” retirement benefit for each under such agreements is available for a termination of employment, other than for cause, on or after the executive attains age 60. As of December 31, 2015, Mr. Funk would have been eligible for the early retirement benefit, which is calculated based on the amount then accrued for accounting purposes, rather than the full monthly benefit described in the Compensation Discussion and Analysis section above. Each of the NEOs, or his or her estate, would be eligible to receive a benefit upon the executive’s disability or death

Accrued Pay and Regular Retirement Benefits. The NEOs would be eligible to receive payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and PTO pay.

•
Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan. See “Nonqualified Deferred Compensation Table” on page 25 for information on current account balances and an overview of the deferred compensation plan.

Retirement, Death and Disability. Generally speaking, and except as described with respect to the supplemental retirement benefits, a termination of employment due to retirement, death or disability does not entitle the NEOs to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

•	All unvested stock options shall become immediately 100% vested and an employee shall have a period of one (1) year following such termination during which to exercise his or her vested stock options.

•	Any unvested restricted stock units outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.
As of the time of a termination of employment due to retirement at or after attaining age 65, all unvested stock options shall become immediately 100% vested.
Acceleration of Vesting Upon a Change in Control. All officers, including the NEOs, who receive stock options or restricted stock units under the 2008 Equity Incentive Plan will immediately vest in any unvested stock options and restricted stock units held by such an officer upon the occurrence of a change in control of MidWestOne Financial.
Employment Agreements - Ms. Evans and Messrs. Funk, Ortale, Jehle, and Cantrell. The employment agreements for Messers. Funk, Ortale, and Jehle and Ms. Evans have initial terms from January 1, 2013 through December 31, 2015. The term of each agreement will be automatically extended for an additional year beginning on January 1, 2016, and each January 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal. Upon the occurrence of a change in control, the agreements will automatically remain in effect for two years following the change in control and will then terminate. The employment agreement for Mr. Cantrell has an initial term from January 1, 2015 through December 31, 2017. The term of the agreement will be automatically extended for an additional year beginning on January 1, 2018, and each 12 months thereafter, unless either party gives at least 90 days prior notice of non-renewal. Upon the occurrence of a change in control, the agreement will automatically remain in effect for two years and will then terminate. The terms of Mr. Cantrell’s agreement are similar in all material respects to the agreements of Ms. Evans, and Messrs. Ortale and Jehle.
The employment agreements provided for annual base salaries in place as of the execution of the agreements to be reviewed annually and may be adjusted at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with MidWestOne Financial’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of MidWestOne Financial. The executives are also permitted to use a company-provided automobile.
The employment agreements provide for severance benefits in the event the executive is terminated by MidWestOne Financial other than for cause or by the executive for good reason (“Termination”). For a Termination during the employment period that does not occur in connection with a change in control of MidWestOne Financial, Mr. Funk would be entitled to receive an amount equal to 125% of his base salary and Ms. Evans, Mr. Ortale, Mr. Jehle, and Mr. Cantrell would be entitled to receive an amount equal to 100% of her or his base salary. For a Termination that occurs within six months before or within 24 months after a change in control of MidWestOne Financial (“Covered Period”), Mr. Funk would be entitled to receive an amount equal to 250% of his base salary plus bonus (“Base Compensation”) and Ms. Evans, Mr. Ortale, Mr. Jehle, and Mr. Cantell would be entitled to receive an amount equal to 200% of her or his Base Compensation. Any severance paid in connection with a Termination during a Covered Period would be paid in a single lump sum.
Following any Termination, whether or not occurring during a Covered Period, the executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of MidWestOne Financial for so long as each was eligible to and did elect COBRA continuation coverage. Each executive would be required to pay an amount for such coverage that is the same as what an active employee pays for such coverage.

All severance benefits under the employment agreements are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against MidWestOne Financial. Further, all of the employment agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne Financial by the executives during and after their employment with MidWestOne Financial, and prohibiting the executives from competing with MidWestOne Financial and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 15 months following any termination of employment.

DIRECTOR COMPENSATION
As previously noted, in connection with our Merger with Central, our board and its committees were restructured. Prior to the Merger our board had implemented a director fee schedule for 2015 as described in this paragraph. Per the fee schedule, each non-employee director would be paid a retainer fee of $1,625 per quarter and $2,000 for each regular board meeting attended.  Mr. Monson, who served as our Chairman prior to the Merger, would receive a retainer fee of $2,000 per quarter and $2,000 for each regular board meeting attended.  In addition, each non-employee director received fees for committee service. When committee meetings were held on days on which there was no full board meeting, directors were entitled to $500 for each Audit Committee and Compensation Committee meeting attended, and $400 for each Nominating and Corporate Governance Committee meeting.  For each such meeting, the chairs of the Audit Committee and Compensation Committee were entitled to $750 and the chair of the Nominating and Corporate Governance Committee were entitled to $500.  When committee meetings were held on the same day as a scheduled board meeting, the directors were entitled to $150 and the chairs were entitled to $200 for each committee meeting attended.
Effective May 1, 2015, in connection with the board and committee restructuring, a new director fee schedule was implemented. Mr. Morrison, as MidWestOne’s new Chairman, received a retainer fee of $5,000 per quarter and Mr. Monson, as Vice Chairman, received a retainer fee of $2,500 per quarter. The Chairman and Vice Chairman also received $2,250 for each regular board meeting attended. Each non-employee director was paid a retainer fee of $1,625 per quarter and $2,250 for each regular board meeting attended. When committee meetings were held on a day on which there was no full board meeting, directors were entitled to $500 for each Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meeting attended.  The chairs of each of these committees were entitled to $750 for each such meeting. When committee meetings were on the same day as a scheduled board meeting, the directors were entitled to $400 and the chair $500 for each committee meeting attended.
The following table shows compensation information for MidWestOne Financial’s directors who received director fees in 2015.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Larry D. Albert(6)(7)	$3,875	$14,800	$—	$—	$7,100	$25,775
Richard R. Donohue	$28,800	$14,800	$—	$2,237	$19,950	$65,787
Michael A. Hatch(6)	$11,875	$14,800	$—	$—	$—	$26,675
Patricia A. Heiden(8)	$7,900	$14,800	$—	$—	$12,250	$34,950
Barbara J. Kniff-McCulla(8)	$8,500	$—	$—	$—	$3,850	$12,350
Robert J. Latham	$18,750	$14,800	$—	$—	$14,775	$48,325
Tracy S. McCormick	$26,500	$14,800	$—	$—	$7,300	$48,600
Kevin W. Monson	$19,750	$14,800	$—	$—	$13,700	$48,250
John M. Morrison(6)	$21,000	$14,800	$—	$—	$7,000	$42,800
John P. Pothoven(8)	$7,500	$—	$—	$—	$4,150	$11,650
William N. Ruud	$16,500	$14,800	$—	$—	$—	$31,300
Richard J. Schwab	$23,250	$14,800	$—	$—	$15,375	$53,425
Ruth E. Stanoch(6)	$15,275	$14,800	$—	$—	$—	$30,075
Stephen L. West	$19,300	$14,800	$—	$—	$10,100	$44,200
R. Scott Zaiser(8)	$11,000	$14,800	$—	$623	$14,800	$41,223

(1)
As our President and Chief Executive Officer, Mr. Funk receives no additional compensation for service on our board of directors. His compensation is included in the Executive Compensation section of this proxy statement found on pages 22 to 28.

(2)
W. Richard Summerwill and John S. Koza serve as Directors Emeritus. In their roles as Directors Emeritus, Messrs. Summerwill and Koza are entitled to receive $250 per Bank board meeting attended and $500 per Company board meeting attended. During 2015, Mr. Summerwill received $2,250 for attending Bank board meetings and $2,000 for attending Company board meetings. Mr. Koza did not attend any meetings in 2015.

(3)	The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on May 15, 2015 valued in accordance with FASB ASC Topic 718.

(4)	Amounts reported include above-market interest, as determined for purposes of proxy disclosure rules only, accrued under the Director Deferred Fee Plan during the year.

(5)	These amounts include fees, if any, for service on the board of directors of MidWestOne Bank and Central Bank.

(6)	Ms. Stanoch and Messrs. Albert, Hatch and Morrison joined the Board in May 2015.

(7)	Mr. Albert began receiving director fees in August 2015 upon his retirement from his position as Chief Executive Officer of Central Bank and Executive Vice President of the Company.

(8)	Mmes. Heiden and Kniff-McCulla and Messrs. Pothoven and Zaiser resigned from the Board in May 2015.
The table below summarizes each non-employee director’s outstanding equity awards as of December 31, 2015.

		Option Awards
Name	Stock Awards	Exercisable	Unexercisable
Larry D. Albert	500	—	—
Richard R. Donohue	625	—	—
Michael A. Hatch	500	—	—
Patricia A. Heiden	500	—	—
Barbara J. Kniff-McCulla	—	1,900	—
Robert J. Latham	625	—	—
Tracy S. McCormick	625	—	—
Kevin W. Monson	625	—	—
John M. Morrison	500	—	—
John P. Pothoven	—	—	—
William N. Ruud	500	—	—
Richard J. Schwab	500	—	—
Ruth E. Stanoch	500	—	—
Stephen L. West	625	—	—
R. Scott Zaiser	625	1,900	—
Compensation Committee Interlocks and Insider Participation
As discussed earlier, during the early part of 2015, the Compensation Committee of MidWestOne Financial through the Merger, was comprised of Messrs. West (Chairman), Latham, and Ruud and Ms. Kniff-McCulla and Ms. McCormick.  Upon Ms. Kniff-McCulla’s separation from board service in May 2015, Director Michael Hatch was appointed to MidWestOne’s Compensation Committee and has served on the Committee since that time. None of these individuals were an officer or employee of MidWestOne Financial or its subsidiaries in 2015, and none of these individuals is a former officer or employee of the organization. In addition, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

PROPOSAL 2:
NON-BINDING, ADVISORY PROPOSAL TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as MidWestOne Financial, to conduct a separate shareholder advisory vote to approve the compensation of the registrant’s executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In a non-binding, advisory vote on the frequency of say-on-pay votes held at our 2012 annual meeting of shareholders, our shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board has determined that MidWestOne Financial will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at our 2018 annual meeting of shareholders.
As described in more detail in the CD&A section of this proxy statement, the overall objectives of MidWestOne Financial’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read carefully the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2015. The Compensation Committee and our board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our NEOs in 2015 reflects and supports these compensation policies and procedures.
In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:
“RESOLVED, that MidWestOne Financial Group, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s executive officers, as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company’s proxy statement dated March 11, 2016.”
Approval of this resolution requires that the number of votes cast in favor of the resolution at the annual meeting exceed the number of votes cast against it. While this say-on-pay vote is required as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The board of directors recommends shareholders vote to approve the overall compensation of our NEOs, as described in this proxy statement, by voting “for” this proposal. Proxies properly signed and returned will be voted “for” this proposal unless shareholders specify otherwise.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders are also being asked to adopt a resolution to ratify the appointment of RSM US LLP (formerly McGladrey LLP through October 25, 2015) as our independent registered public accounting firm for the year ending December 31, 2016. If the appointment of RSM US LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and our board of directors. A representative from RSM US LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.
The board of directors recommends that shareholders vote “for” the proposal to ratify the appointment of RSM US LLP as our independent auditors for the year ending December 31, 2016.
Accountant Fees
During the period covering the fiscal years ended December 31, 2015 and 2014, RSM US LLP performed the following professional services for the Company for which we paid the following amounts.

	2015	2014
Audit Fees(1)	$690,000	$258,000
Audit-Related Fees(2)	22,220	—
Tax Fees(3)	72,170	37,730
All Other Fees(4)	27,288	41,454
Total Fees	$811,678	$337,184

(1)
Audit fees consist of fees for professional services provided for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax fees represent fees for professional services related to tax compliance, preparation of original federal and state tax returns, claims for refunds, tax advice, and tax planning services.
(4)	All other fees represent fees billed by the principal accountant for any other services performed in the year noted.

Audit Committee Pre-Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by its independent auditors, and all such services provided in 2014 and 2015 were approved. These services include audit and audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 1, 2016, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director as of March 1, 2016, by each NEO, and by all directors and executive officers of MidWestOne Financial as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of March 1, 2016.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership (1,2)		Percent of Class
Directors:
Charles N. Funk	86,142	(3)	*
Larry D. Albert	7,250		*
Richard R. Donohue	32,047	(4)	*
Michael A. Hatch	2,000		*
Robert J. Latham	124,308	(5)	1.1%
Tracy S. McCormick	82,129		*
Kevin W. Monson	75,495		*
John M. Morrison	2,465,583	(6)	21.6%
William N. Ruud	600		*
Richard J. Schwab	3,611	(7)	*
Ruth E. Stanoch	—		*
Kurt R. Weise	31,550	(8)	*
Stephen L. West	28,763		*
Other Named Executive Officers
Susan R. Evans	16,205	(9)	*
Kent L. Jehle	29,867	(10)	*
Gary J. Ortale	24,869	(11)	*
James M. Cantrell	5,993	(12)	*
All directors and executive officers as a group (17 persons)	3,016,412		26.3%
*    Indicates that the individual or entity owns less than one percent of MidWestOne Financial’s common stock.

(1)	The total number of shares of common stock issued and outstanding on March 1, 2016, was 11,425,035.

(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes 3,263 shares allocated to his ESOP account. Also includes options to purchase 4,500 shares of common stock exercisable within 60 days of March 1, 2016.

(4)	Includes 19,467 shares owned by Mr. Donohue’s spouse.

(5)
Includes 6,762 shares owned by Mr. Latham’s spouse in an IRA account, 4,725 shares held in a trust by Mr. Latham’s spouse, and 18,355 shares held in an IRA for Mr. Latham. 54,181 shares are pledged in respect to a lending arrangement.

(6)
Includes 2,265,583 shares owned as trustee of John M. Morrison Revocable Trust #4. Also includes 200,000 shares in a private charitable foundation over which Mr. Morrison and his spouse share investment direction and voting power. Mr. Morrison and the Trust are required to vote their shares pursuant to the terms of the Shareholder Agreement. See “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS-Merger-Related Agreements.”

(7)	Includes 2,611 shares held in an IRA for Mr. Schwab.

(8)	Includes 16,250 shares owned by Mr. Weise’s spouse.

(9)	Includes 2,701 shares allocated to her ESOP account. Also includes options to purchase 1,700 shares of common stock exercisable within 60 days of March 1, 2016.

(10)
Includes 3,007 shares allocated to his ESOP account, 2,300 shares held in an IRA, 1,000 shares held by his spouse, and 7,400 shares owned by a family limited liability corporation for which Mr. Jehle has voting and investment power. Also includes options to purchase

4,500 shares of common stock exercisable within 60 days of March 1, 2016. Includes 8,610 shares pledged in respect to a lending arrangement.

(11)
Includes 1,500 shares held in his spouse’s IRA, over which he has shared voting and investment power, 10,000 shares held in his IRA, and 2,598 shares allocated to his ESOP account. Also includes options to purchase 5,800 shares of common stock exercisable within 60 days of March 1, 2016.

(12)	Includes 1,330 shares allocated to his ESOP account and 500 shares held in his IRA.
Other Beneficial Owners
The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock. The ownership information is as of March 1, 2016.

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percent of Class
John S. Koza 209 Lexington Avenue Iowa City, Iowa 52246	883,466	(2)	7.7%
John M. Morrison Revocable Trust #4 3093 Ft. Charles Drive Naples, Florida 34102	2,265,583	(3)	19.8%

(1)	The total number of shares of common stock issued and outstanding on March 1, 2016, was 11,425,035.

(2)
Includes 60,325 shares owned by Mr. Koza’s spouse and 619,560 shares held in trusts over which Mr. Koza serves as the trustee. Mr. Koza retired from the Board in April 2014 and now serves as Director Emeritus.

(3)
Mr. Morrison serves as the trustee of the John M. Morrison Revocable Trust #4. Mr. Morrison serves as the Chairman of the Board of the Company. Mr. Morrison and the Trust are required to vote their shares pursuant to the terms of the Shareholder Agreement. See “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS-Merger-Related Agreements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2015, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2015.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Our directors and executive officers and their associates were customers of, and had transactions with, MidWestOne Financial and our subsidiaries in the ordinary course of business during 2015. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons not related to MidWestOne Financial or MidWestOne Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. All such loans are approved by MidWestOne Bank’s board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and MidWestOne Financial, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.
Additionally, pursuant to the Audit Committee’s written charter, the committee evaluates and pre-approves any non‑lending, material transaction between MidWestOne Financial and any director or officer. The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director’s independence or create a perception that the transaction was not fair to MidWestOne Financial or not done at arm’s length. Generally, transactions which would not require disclosure in our proxy statement under SEC rules and regulations (without regard to the amount involved) do not require the committee’s pre-approval. A director may not participate in any discussion or approval by the committee of any related-party transaction with respect to which he or she is a related party, but must provide to the committee all material information reasonably requested concerning the transaction.

MidWestOne Financial has from time to time engaged Neumann Monson, P.C. (“Neumann Monson”), an architectural services firm headquartered in Iowa City for which Mr. Monson, Vice Chairman of MidWestOne Financial and Chairman of MidWestOne Bank, is President, Managing Partner and majority owner, to perform architectural and design services with respect to MidWestOne Financial’s offices. During 2015, MidWestOne Financial paid Neumann Monson $254,000 for such services. The engagement of Neumann Monson to provide the services described was reviewed by our Audit Committee, which also monitors the level of services by Neumann Monson on a periodic basis. Apart from the approval and monitoring process involving the Audit Committee, Neumann Monson was retained in the ordinary course of business and MidWestOne Financial believes that such services are provided to MidWestOne Financial on terms no less favorable than those that would have been realized in transactions with unaffiliated parties.

EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth the following information as of December 31, 2015 for: (i) all equity compensation plans previously approved by our shareholders; and (ii) all equity compensation plans not previously approved by our shareholders:

(a)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.
Additional information regarding stock option plans is presented in Note 13 - Stock Compensation Plans in the notes to our consolidated financial statements,

which are included in our Annual Report on Form 10-K for the year ended December 31, 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	83,158	$13.51	460,757
Equity compensation plans not approved by securityholders	—	—	—
Total	83,158	$13.51	460,757

(1)
The number of securities to be issued as shown in column (a) represents 22,300 outstanding options and 60,858 nonvested restricted stock units. The weighted-average exercise price shown in column (b) reflects only the weighted-average exercise price of the outstanding options and does not take into account the grant date fair value of the outstanding nonvested restricted stock units.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD AND
NOMINATION AND PROPOSAL PROCEDURES
General Communications with the Board
Shareholders may contact MidWestOne Financial’s board of directors by contacting the Corporate Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700 or (319) 356-5800. All communications will be forwarded directly to either the Chairman of the Board, the chairman of the Audit Committee or the Chief Executive Officer, as appropriate, unless they are primarily commercial in nature or related to an improper or irrelevant topic.
Nominations for Director
In accordance with our bylaws, a shareholder may nominate a director for election to the board at an annual meeting of shareholders by delivering written notice of the proposed director nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2017 annual meeting of shareholders, will be no earlier than January 21, 2017, and no later than February 20, 2017). Such nominations must include the following information with respect to each nominee: name; age; business and residential address; principal occupation or employment; the class and number of shares of the Company’s stock which are beneficially owned by him or her; and any other information relating to him or her that would be required to be disclosed on Schedule 13D pursuant to regulations under the Exchange Act. In addition, the following information about the shareholder making the nomination must be included: name and address; name and principal address of any other beneficial shareholders known by him or her to support the shareholder’s nominee; and the class and number of shares of MidWestOne Financial’s stock which are beneficially owned by all such persons. Our board of directors may reject any nomination by a shareholder, and the proposed nomination will not be accepted if presented at the shareholder meeting, if such nomination is not timely made in accordance with the foregoing requirements.
For a shareholder nominee to be considered by our board as a Company nominee and included in our proxy statement, the nominating shareholder must file the required notice described above with our Corporate Secretary at least 120 days prior to the date on which the previous year’s proxy statement was mailed to shareholders (which, in the case of the 2017 annual meeting, will be November 11, 2016). All such submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.
Other Shareholder Proposals
In accordance with our bylaws, a shareholder may propose other business to be considered at an annual meeting of shareholders by delivering written notice of the proposed business to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2017 annual meeting of shareholders, will be no earlier than January 21, 2017, and no later than February 20, 2017). Such notice to the Corporate Secretary must include: a brief description of the business desired to be brought before the annual meeting; the reasons for conducting such business at the annual meeting; any material interest in such business of such shareholder; and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the following information about the shareholder making the proposal must be included: name and address of the shareholder and any other beneficial owner on whose behalf the proposal is brought; and the class and number of shares of MidWestOne Financial’s capital stock that are owned beneficially and of record by all such persons. Our board of directors may reject any proposal by a shareholder, and the proposal will not be accepted if presented at the shareholder meeting, if such proposal is not timely made in accordance with the foregoing requirements.
For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2017, shareholder proposals must be received by our Corporate Secretary, at the above address, no later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the 2016 annual shareholders meeting (which will be November 11, 2016), and must otherwise comply with the rules and regulations set forth by the SEC.
ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION
A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, which includes our financial statements as of and for the year ended December 31, 2015, preceded or accompanies this proxy statement. A letter to shareholders summarizing our results for 2015 also preceded or accompanies this proxy statement.
If you would like a copy of our corporate governance guidelines, board committee charters or our code of business conduct and ethics, we will send you one without charge. Please write to:
Mr. Kenneth R. Urmie
Corporate Secretary
MidWestOne Financial Group, Inc.
102 South Clinton St.
P.O. Box 1700
Iowa City, Iowa 52244-1700
* * * * *
ALL SHAREHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

MIDWESTONE FINANCIAL GROUP, INC.
ATTN: KENNETH R. URMIE
102 SOUTH CLINTON ST.
P.O. BOX 1700
IOWA CITY, IA 52244-1700

You can vote this proxy in one of three ways:
1) By Mail 2) By Internet 3) By Telephone

1) VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To ensure your proxy is received in time to be counted in advance of the meeting date, please mail timely to arrive by April 19, 2016.

2) VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 20, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

3) VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 20, 2016. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02149-P75090

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIDWEST*ONE* FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. To elect the four individuals below to serve as Class III directors for a 3 year term expiring in 2019:			

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tracy S. McCormick
02) Kevin W. Monson
03) Richard J. Schwab
04) R. Scott Zaiser

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, in a non-binding, advisory vote, the compensation of certain executive officers of the Company.			
3. To ratify the appointment of RSM US LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.			

Note: The proxies are authorized to vote, in their discretion, on such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to personally attend the Annual Meeting of Shareholders on April 21, 2016, by checking Yes or No. **Yes** **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COMMON

THE DIRECTORS AND OFFICERS
OF MIDWESTONE
FINANCIAL GROUP, INC.
CORDIALLY INVITE YOU TO ATTEND THE
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, APRIL 21, 2016, 2:00 P.M. CDT
SHERATON IOWA CITY HOTEL
210 S. DUBUQUE STREET
IOWA CITY, IOWA 52240

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E02150-P75090

REVOCABLE PROXY

MIDWEST*ONE* FINANCIAL GROUP, INC.
Annual Meeting of Shareholders
April 21, 2016, 2:00 P.M. CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Charles N. Funk and Gary J. Ortale, as attorneys and proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of MIDWEST*ONE* FINANCIAL GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 21, 2016, at 2:00 P.M., Central Time, at the Sheraton Iowa City Hotel, 210 S. Dubuque Street, Iowa City, Iowa 52240, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL nominees for director listed on the reverse side, FOR proposals 2 and 3, and at the discretion of the appointed proxies on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side